Exhibit 99.1

Energy XXI Announces Effectiveness
of 1-for-5 Share Consolidation

HOUSTON – Jan. 28, 2010 – Energy XXI (Bermuda) Limited (NASDAQ: EXXI) (AIM: EXXI) today announced it will effect a share consolidation, on the basis of one share of common stock for every five shares of the company’s current common stock, which will become effective after normal trading hours today. Post-consolidation shares of the company’s common stock will commence trading tomorrow, Jan. 29, 2010, on both NASDAQ and on AIM, a market of the London Stock Exchange.
Energy XXI shareholders approved the proposal for a reverse stock split at the Annual General Meeting held on Dec. 11, 2009, and the Board of Directors approved the implementation of the reverse stock split on Jan. 13, 2010.  Upon the exercise of any options or warrants, resulting shares issued will be issued on a post-consolidation basis.  No scrip or fractional certificates will be issued in connection with the reverse stock split.  Shareholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of common stock not evenly divisible by five will receive an amount in cash equal to today’s NASDAQ closing price per post-split share for such fractional interests.
Registered shareholders of Energy XXI who hold existing physical stock certificates will receive a letter of transmittal from Energy XXI’s transfer agent, Continental Stock Transfer & Trust Company, containing instructions on how to receive new share certificates.  Shareholders whose certificates are held in “street name” or on deposit with their brokerage firm will need to take no further action.
“While this share consolidation does not fundamentally change our capitalization or shareholder value, increasing the price per share is expected to make our stock more attractive to a broader range of institutional and other investors, including index fund investors,” Energy XXI Chairman and CEO John Schiller said.  “In addition, having fewer shares outstanding will reduce share-based fees we pay for various services, such as exchange listing and proxy solicitation.”

The table below summarizes the changes to the company’s common stock.

Unrestricted Shares (traded on both NASDAQ and AIM) Ticker: EXXI
Old CUSIP:                                G10082 108                                New CUSIP:                                G10082 140
Old ISIN:                                BMG100821088                                New ISIN:                                BMG100821401
Old Share Count:                                237,856,812                                New Share Count:                                47,571,362

Restricted Shares (traded on AIM only) Ticker: EXXS
Old CUSIP:                                G10082 124                                New CUSIP:                                G10082 157
Old ISIN:                                BMG100821245                                New ISIN:                                BMG100821575
Old Share Count:                                16,239,808                                New Share Count:                                3,247,961

About the Company
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Collins Stewart Europe Limited and Macquarie Capital (Europe) Limited are Energy XXI listing brokers in the United Kingdom.  To learn more, visit the Energy XXI website at www.energyXXI.com.

Enquiries of the Company

Energy XXI (Bermuda) Limited
Stewart Lawrence
Vice President, Investor Relations and Communications
713-351-3006
slawrence@energyxxi.com

Collins Stewart Europe Limited
Nominated Adviser and Joint UK Broker
Piers Coombs, Stewart Wallace
44 (0) 20 7523 8350
pcoombs@collinsstewart.com

Pelham PR
James Henderson
44 (0) 20 7337 1500
james.henderson@pelhampr.com

Mark Antelme
44 (0) 20 7337 1500
mark.antelme@pelhampr.com